Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Home Depot, Inc.:
We consent to the incorporation by reference in the Registration Statement No. 333-125332 on Form S-8 of The Home Depot, Inc. of our report dated June 26, 2009 with respect to the statements of net assets available for benefits of The Home Depot FutureBuilder for Puerto Rico as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2008 which report appears in the December 31, 2008 annual report on Form 11-K of The Home Depot FutureBuilder for Puerto Rico.
/s/ KPMG LLP
Atlanta, Georgia
June 26, 2009